Exhibit 99.1

NAVISTAR REPORTS STRONG THIRD QUARTER, NINE MONTH RESULTS

Quarterly net income increases 28% while sales and revenues up 27%

WARRENVILLE, Ill.—September 7, 2005 — Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck, school bus and mid-range diesel engine producer, today reported improved earnings for its third fiscal quarter ended July 31, 2005.

Net income in the third quarter increased 28 percent to $64 million, equal to $0.83 per diluted common share, from $50 million, or $0.66 per diluted common share, in the same period a year earlier. Consolidated sales and revenues from manufacturing and financial services operations for the third quarter of 2005 increased 27 percent to $3.0 billion from $2.3 billion in the third quarter of 2004.

For the first nine months of fiscal 2005, Navistar reported net income of $135 million, equal to $1.78 per diluted common share, up 53 percent from the $88 million, or $1.19 per diluted common share, reported in the first nine months of fiscal 2004. Consolidated sales and revenues were up 28 percent to $8.5 billion from $6.6 billion in the first nine months of 2004.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, said third quarter results reflect improved operating results from the company’s truck group, with several of the company’s truck and engine assembly plants operating at near record productivity levels.

“Cost reductions continue to be a critical focus for the truck and engine segments, and are on plan with respect to previously stated goals for 2006 and position us well for the future,” Ustian said. “Commodity increases, such as steel, continue to have a significant impact on the net cost reduction that is realized as do product development costs associated with our new Class 8 heavy truck as well as meeting 2007 emissions standards, but we are confident of achieving profit improvements through initiatives we’ve announced over the last few quarters.”

Ustian said that despite current economic uncertainty brought about by the after effects of Hurricane Katrina, full-year revenue is still expected to be in the range of $11.4 billion to $11.7 billion and earnings per share in the range of $4.80 to $5.10 per diluted common share, as previously forecast.

“Our stronger fourth quarter, historically driven by additional production days, also is expected to be positively impacted by stronger production, improved price realization, cost improvement initiatives that continue to compound as well as a significant tax benefit as previously reported,” Ustian said.

Ustian noted that during the third quarter, Navistar achieved a number of operational objectives that positively position the company for improved results in the future. They included:

▪
The acquisition of MWM Motores Diesel Ltda (MWM), a major Brazilian diesel engine producer and the market leader in South America. Annual production at the former privately held company exceeds 85,000 engines with 2004 revenues of approximately $370 million.

▪	The delivery of the new Class 5 truck to International® dealers, establishing an entry into the low-cab forward marketplace in one of the company’s most successful new launches to date.
▪	The successful launch of the new 3.0L engine in Brazil, the first engine in that country to utilize the next generation common rail fuel system.
▪
The acquisition of Workhorse Custom Chassis, a leading manufacturer of chassis for motor homes and commercial step-van vehicles, and Uptime Parts, a parts distribution network that supplies commercial fleets and RV dealers. The acquisitions marked a profitable expansion into recreational vehicles and the step-van chassis markets and closed August 19.

“Our acquisitions of Workhorse Custom Chassis and MWM give us additional scale, which we believe will improve our cost structure,” Ustian said. “Our planned joint venture with Mahindra and Mahindra in India is expected to allow us to realize savings by sourcing components and materials as well as providing engineering services for the truck group. Our acquisition of MWM will give us a lower cost basis for our engineering and product development needs in the engine group. While aspects of these initiatives impacted third quarter results, they will have a measurable impact in fiscal 2006.”

Exhibit 99.1 (continued)

Cash provided by continuing operating activities increased significantly in the third quarter, to $86 million. Manufacturing cash and marketable securities at the end of the third quarter was $731 million, and is expected to be in the range of $900 million to $1 billion at the end of the fiscal year.

Worldwide shipments of International brand medium and heavy trucks and IC brand school buses in the third quarter totaled 32,200 units, up from the 28,100 units shipped in the third quarter of 2004, and essentially flat compared to 32,900 units in the second quarter this year. Shipments of mid-range diesel engines to other OEMs during the third quarter totaled a record 111,800 compared with 106,100 in the second quarter and 83,000 units in the third quarter of 2004. This growth was largely a result of sales by MWM, but also reflects continued record engine sales to Ford.

Navistar’s engine and truck parts operations grew sales 12 percent in the third quarter to $338 million, compared to last year’s sales of $301 million in the third quarter. As part of the company’s commitment to improve customer service and quality, as well as to drive more profitable growth in a less cyclical part of the business, Navistar dealers further increased the number of locations dedicated to parts and service to 27.

Navistar Financial Corporation (NFC) realized strong results in the quarter. Wholesale and retail balances continue to be favorable due to truck industry growth and the continued focus of the company’s sales and marketing efforts.

Importantly, the excellent third quarter results were achieved despite one-time pre-tax adjustments totaling approximately $14 million as the company resolved several accounting issues within one of its foundry operations.

Ustian said that despite current weakness in the medium truck segment, the company is leaving unchanged its forecast for industry sales of 408,000 units for its fiscal year ending October 31, 2005. The medium market is expected to continue the recovery in 2006. The company will release its 2006 forecast for total United States and Canadian truck industry retail sales in December.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company, through its affiliates, produces International® brand commercial trucks, mid-range diesel engines and IC® brand school buses and is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. A wholly owned subsidiary offers financing services. Additional information is available at www.nav-international.com.

Supplemental Information and Conference Call

Supplemental information about the third quarter results is available on the Company’s Web site at http://www.shareholder.com/nav/. A conference call for the investment community will be held today at 10:00 a.m.CDT. Interested parties may access the call through the Internet at: http://www.shareholder.com/nav/medialist.cfm. For those unable to participate on the live call, the Web cast will be archived on the Web site thru October 31, 2005.

Forward Looking Statements

Information provided and statements made that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,”“expect,”“anticipate,”“intend,”“plan,”“estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumption. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

Exhibit 99.1 (continued)

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)
(Millions of dollars, except per share data)

	Three Months Ended July 31		Nine Months Ended July 31

	2005	2004	2005	2004

		As Restated		As Restated
Sales and revenues
Sales of manufactured products	$2,923	$2,294	$8,318	$6,456
Finance revenue	60	55	180	182
Other income	11	-	24	9

Total sales and revenues	2,994	2,349	8,522	6,647

Costs and expenses
Cost of products and services sold	2,474	1,953	7,149	5,582
Restructuring and other non-recurring charges	-	(5)	-	(1)
Postretirement benefits expense	59	43	178	162
Engineering and research expense	91	66	254	181
Selling, general and administrative expense	213	174	591	473
Interest expense	48	31	119	96
Other expense	12	5	26	20

Total costs and expenses	2,897	2,267	8,317	6,513

Income before income taxes	97	82	205	134
Income tax expense	33	32	70	46

Net income	$64	$50	$135	$88

Earnings per share
Basic	$0.91	$0.72	$1.93	$1.27
Diluted	$0.83	$0.66	$1.78	$1.19

Average shares outstanding (millions)
Basic	70.1	69.9	70.1	69.6
Diluted	79.9	80.0	80.1	80.2

The Statement of Income includes the consolidated financial results of the company’s manufacturing operations with its wholly owned financial services operations.

Exhibit 99.1 (continued)

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
(Millions of dollars)

	As of July 31

	2005	2004

ASSETS		As Restated

Cash and cash equivalents	$593	$478
Marketable securities	1,242	430

	1,835	908
Receivables, net	2,070	1,728
Inventories	1,064	856
Property and equipment, net	1,533	1,405
Investments and other assets	740	510
Prepaid and intangible pension assets	90	70
Deferred tax asset, net	1,435	1,442

Total assets	$8,767	$6,919

LIABILITIES AND SHAREOWNERS' EQUITY

Liabilities
Accounts payable, principally trade	$1,383	$1,161
Debt: Manufacturing operations	1,803	1,299
Financial services operations	2,087	1,493
Postretirement benefits liability	1,607	1,556
Other liabilities	1,199	1,043

Total liabilities	8,079	6,552

Commitments and contingencies

Shareowners' equity
Series D convertible junior preference stock	4	4
Common stock and additional paid in capital (75.3 million shares issued)	2,078	2,087
Retained earnings (deficit)	(470)	(762)
Accumulated other comprehensive loss	(756)	(782)
Common stock held in treasury, at cost	(168)	(180)

Total shareowners' equity	688	367

Total liabilities and shareowners' equity	$8,767	$6,919

The Statement of Financial Condition includes the consolidated financial results of the company’s manufacturing operations with its wholly owned financial services operations.

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